                                  SECOND AMENDMENT TO
                           DATA PROCESSING SERVICE AGREEMENT

This Second Amendment to Data Processing Service Agreement (the "Amendment") is made as of May 1, 1991 by and between Central Life Assurance Company, an Iowa corporation, having its corporate offices at 611 Fifth Avenue, Des Moines, Iowa 50309 ("Central") and Midland Savings Bank FSB, f/k/a Midland Financial Savings and Loan Association, having its corporate offices at 606 Walnut, Des Moines, Iowa 50309 ("Midland").

The parties hereto agree as follows:

1. BACKGROUND. Central and Midland entered into a Data Processing Service Agreement dated as of November 1, 1989 as amended by the First Amendment dated September 30, 1990 (the "Agreement"). Central and Midland wish to modify the Agreement to provide for reduced charges from Central reflecting lower operating costs as a result of the installation of new equipment.

2. AMENDMENTS TO AGREEMENT. Section 1.01 of the Agreement is hereby amended to add the following service:

    (vi)  Applications computer programming.

Section 1.03 of the Agreement is amended to add the following:

    (iv) The following applications computer programming shall be provided by Central to Midland.

    (A) Central shall provide applications computer programming services consisting of a staff of five (5) qualified programmers to be dedicated to the support of Midland's systems. At least four (4) of the programmers shall have technical knowledge and experience with integrated banking systems, preferably with the Systematics Systems.

    (B) Central shall make available to Midland a minimum of 7,000 billable hours of applications computer programming services at the request of Midland according to priorities established by Midland.

    (C) The applications computer programming services to be provided by Central to Midland shall include maintenance of a fully operational banking system, installation of new software products and vendor supplied update releases for existing software and performance of routine service requests as directed by Midland.

    (D) Central agrees to provide Midland with reasonable access to data for Midland's use in connection with Midland's local area network and for Midland's ad hoc internal and external reporting requirements.

    Section 4.02 of the Agreement is amended to add the following at the end thereof:

      Compensation set forth on Schedule II for services other than unit charges shall be reviewed annually prior to November 1 in each year during the Service Period and may be further amended upon mutual agreement of the parties.

Schedule II to the Agreement shall be replaced by the following Amended
Schedule II:

                              AMENDED SCHEDULE II

          Description                                     Cost

    Teleprocessing Lines                             at Seller's cost
    Terminal Connections                             $10/month per terminal
    Fiche Pages                                      $.005 per page
    Line Printer Pages                               $.0657 per page
    Laser Printer Pages                              $.03100 per page

    Tape mounts                                      $2.11 per mount
    Disk Space                                       $.08 per track/month
    Batch CPU Seconds - Day                          $.345 per second
    Batch CPU Seconds - Night                        $.08 per second
    Batch CPU Seconds - Weekend                      $.08 per second
    CICS CPU Seconds                                 $.345 per second
    TSO CPU Seconds                                  $.345 per second
    Communications Line Management                   $200 per month
    Courier Service                                  $100 per month
    Systems Programming support                      $60 per hour
    * Senior Level
        Applications Programmer                      $50 per hour
    * Applications Programmer                        $40 per hour

    * These rates will increase at the rate of 4% per year to compensate for increases in salary and benefits.

3. CONTINUATION OF ALL OTHER TERMS AND CONDITIONS. All other terms and conditions contained in the Agreement and not specifically referred to and modified herein shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

CENTRAL LIFE ASSURANCE CO.                       MIDLAND SAVINGS BANK
                                                 FSB



By /s/ George T. Eldridge Jr.                    By /s/ Randall C. Bray
   -----------------------------                    --------------------------
   George T. Eldridge, Jr.                          Randall C. Bray
   Senior Vice President                            Executive Vice President

                                     EXHIBIT I

                                  COST COMPARISON

                                   MIDLAND COSTS

   Programmer           Salary           Benefits        Office          Total
   ----------          --------          --------       --------       --------

   Ann Grill           $ 40,383          $ 14,134       $ 1,200        $ 55,717
   Randy Lyon            28,569             9,999         1,200          39,768
   Michelle Burgin       23,321             8,162         1,200          32,683
   Bruce Bilyeu          37,000            12,950         1,200          51,150
   Programmer            30,740            10,759         1,200          42,699
(1)Manager               60,000            21,000         1,800          82,800
                       --------          --------       -------        --------

   Total               $220,013          $ 77,004       $ 7,800        $304,817


                               PROPOSED CENTRAL LIFE COSTS

Programmer              Hourly Rate         Billable Hours       Total
- ----------             -------------        --------------     ---------

Ann Grill                  $ 50                $ 1,400          $ 70,000
Randy Lyon                   40                  1,400            56,000
Michele Burgin               40                  1,400            56,000
Bruce Bilyeu                 40                  1,400            56,000
Programmer                   40                  1,400            56,000
                                                                --------

Total                                                        (2)$294,000




- ----------------------------
(1) For approximately the past 12 months Midland's programming staff has been managed by a consultant working full time at an hourly rate of $80.00 plus travel and living expenses. The total expense listed above for a manager assumes Midland would have to hire a Systems Manager on a permanent basis.

(2) This number is the maximum Midland would be billed. If the programmers work less than 1400 hours on Midland projects, the expense would be reduced accordingly.

                                     EXHIBIT II

                                  Market Rate Comparison
                                  of Programmer Services

William James and Associates
- ----------------------------
$60 to $90 per hour plus expenses



Continuum
- ---------
Consultant, Senior Professional Staff                         $137.50/Hour
Professional Staff                                             117.50/Hour
Associate Professional Staff                                    92.50/Hour
Support Staff                                                   65.00/Hour



Wenneborg and Associates
- ------------------------
Management Consultant                                           80.00/Hour
Consultant                                                      70.00/Hour
Consultant                                                      65.00/Hour



Central Life
- ------------
$60 per hour for Programmer
Services to Interstate Assurance Company and Employers Health Insurance Company

$58 to $65 per hour charged
to Central Life internal departments.